Elizabeth Gioia Vice President, Corporate Counsel
The Prudential Insurance Company of America 213 Washington Street, Newark, NJ 07102-2917 Tel 203-402-1624 elizabeth.gioia@prudential.com
October 1, 2020
Prudential Annuities Life Assurance Corporation
One Corporate Drive
Shelton, CT 06484

Re:    Pruco Life Insurance Company of New Jersey (“Registrant”)
Registration Statement on Form S-3
Dear Sir/Madam:
In my capacity as Vice President and Corporate Counsel of The Prudential Insurance Company of America of New Jersey, I have reviewed the establishment of the Pruco Life of New Jersey Modified Guaranteed Annuity Account (the “Account”) by the Board of Directors of Pruco Life Insurance Company (“Pruco Life of New Jersey”) as a non-unitized separate account for assets applicable to certain market value adjustment annuity contracts, pursuant to the provisions of Section 17B:28-7 of the New Jersey Insurance Code. I was responsible for the oversight of the preparation and review of certain Registration Statements on Form S-3 filed by Pruco Life of New Jersey in 2017 with the U.S. Securities and Exchange Commission under the Securities Act of 1933 for the registration of certain market value adjustment annuity contracts issued with respect to the Account.
I am of the following opinion: (1) Pruco Life of New Jersey was duly organized under the laws of New Jersey and is a validly existing corporation; (2) the Account has been duly created and is validly existing as a non-unitized separate account pursuant to the provisions of New Jersey law, and (3) the market value adjustment annuity contracts are legal and binding obligations of Pruco Life of New Jersey in accordance with their terms. In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as I judged to be necessary or appropriate.
I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,

/s/ Elizabeth Gioia
Elizabeth Gioia
Vice President and Corporate Counsel